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                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         FREDERICK'S OF HOLLYWOOD, INC.,

                            ROYALTY ACQUISITION CORP.

                                       AND

                               ROYALTY CORPORATION


                            DATED AS OF JUNE 15, 1997
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                                TABLE OF CONTENTS

                                                                     Page

ARTICLE I       THE MERGER............................................  3
                1.1.  THE MERGER......................................  3
                1.2.  EFFECTIVE TIME..................................  3
                1.3.  CERTIFICATE OF INCORPORATION AND
                      BY-LAWS OF SURVIVING CORPORATION................  4
                1.4.  DIRECTORS AND OFFICERS OF
                      SURVIVING CORPORATION...........................  4
                1.5.  COMPANY DELIVERIES..............................  4
                1.6.  PARENT AND BUYER DELIVERIES.....................  4

ARTICLE II      CONVERSION OF SHARES..................................  5
                2.1.  EFFECT ON SHARES AND BUYER'S
                      CAPITAL STOCK...................................  5
                2.2.  COMPANY OPTION PLANS............................  5
                2.3.  TERMINATION OF ESOP.............................  6
                2.4.  CONSUMMATION OF THE MERGER......................  7

ARTICLE III     DISSENTING SHARES; PAYMENT FOR
                SHARES................................................  7
                3.1.  DISSENTING SHARES...............................  7
                3.2.  PAYMENT FOR SHARES..............................  7

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF
                THE COMPANY...........................................  9
                4.1.  ORGANIZATION....................................  9
                4.2.  CAPITALIZATION..................................  9
                4.3.  AUTHORITY....................................... 10
                4.4.  SEC DOCUMENTS; FINANCIAL
                      STATEMENTS...................................... 11
                4.5.  ABSENCE OF CERTAIN CHANGES; NO
                      UNDISCLOSED LIABILITIES......................... 12
                4.6.  LITIGATION...................................... 12
                4.7.  COMPLIANCE WITH APPLICABLE LAW.................. 12
                4.8.  TAXES........................................... 13
                4.9.  TERMINATION, SEVERANCE AND
                       EMPLOYMENT AGREEMENTS.......................... 13
                4.10. EMPLOYEE BENEFIT PLANS; ERISA................... 14
                4.11. ENVIRONMENTAL MATTERS........................... 16


                                        i


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
                4.12. ASSETS; REAL PROPERTY;
                      INTELLECTUAL PROPERTY........................... 17
                4.13. SYSTEMS AND SOFTWARE............................ 19
                4.14. LABOR MATTERS................................... 20
                4.15. INFORMATION..................................... 20
                4.16. DELAWARE SECTION 203............................ 20
                4.17. BROKER'S FEES................................... 21
                4.18. REPRESENTATIONS AND WARRANTIES.................. 21

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF
                PARENT AND BUYER...................................... 21
                5.1.  ORGANIZATION.................................... 21
                5.2.  AUTHORITY....................................... 21
                5.3.  NO VIOLATIONS; CONSENTS AND
                      APPROVALS....................................... 22
                5.4.  INFORMATION..................................... 22
                5.5.  OWNERSHIP OF SECURITIES......................... 23
                5.6.  FINANCING....................................... 23
                5.7.  BROKER'S FEES................................... 23
                5.8.  REPRESENTATIONS AND WARRANTIES.................. 23

ARTICLE VI      COVENANTS ............................................ 23
                6.1.  CONDUCT OF BUSINESS OF THE
                      COMPANY......................................... 23
                6.2.  NO SOLICITATION................................. 26
                6.3.  ACCESS TO INFORMATION;
                      CONFIDENTIALITY................................. 27
                6.4.  REASONABLE BEST EFFORTS; OTHER
                      ACTIONS......................................... 28
                6.5.  PUBLIC ANNOUNCEMENTS............................ 28
                6.6.  NOTIFICATION OF CERTAIN MATTERS................. 28
                6.7.  EXPENSES........................................ 29
                6.8.  INDEMNIFICATION OF DIRECTORS AND
                      OFFICERS........................................ 29
                6.9.  CONSENT SOLICITATION STATEMENT.................. 30
                6.10. CHARTER AMENDMENT............................... 30
                6.11. EMPLOYMENT AGREEMENTS........................... 30
                6.12. PARENT CAPITAL CONTRIBUTION..................... 31
                6.13. CASH AND CASH EQUIVALENT........................ 31


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
ARTICLE VII     CONDITIONS TO OBLIGATIONS OF THE
                COMPANY, PARENT AND BUYER............................. 31
                7.1.  STOCKHOLDER APPROVAL............................ 32
                7.2.  NO LEGAL IMPEDIMENTS............................ 32
                7.3.  MAILING OF CONSENT SOLICITATION
                      STATEMENT....................................... 32

ARTICLE VIII    CONDITIONS TO THE OBLIGATIONS OF
                PARENT AND BUYER ..................................... 32
                8.1.  DISSENTING SHARES............................... 32
                8.2.  CHARTER AMENDMENT............................... 32
                8.3.  COMPLIANCE WITH COVENANTS....................... 32
                8.4.  THIRD PARTY CONSENTS............................ 32

ARTICLE IX      CONDITIONS TO THE OBLIGATIONS OF THE
                COMPANY............................................... 33
                9.1.  FINANCES........................................ 33
                9.2.  NEW D&O INSURANCE POLICY........................ 33
                9.3.  COMPLIANCE WITH COVENANTS....................... 33

ARTICLE X       TERMINATION AND ABANDONMENT........................... 33
                10.1. TERMINATION..................................... 33
                10.2. TERMINATION BY PARENT OR BUYER.................. 34
                10.3. TERMINATION BY THE COMPANY...................... 34
                10.4. PROCEDURE FOR TERMINATION....................... 35
                10.5. EFFECT OF TERMINATION........................... 35
                10.6. TERMINATION FEE................................. 35
                10.7. TOPPING FEE..................................... 36
                10.8. REMEDIES........................................ 36

ARTICLE XI      MISCELLANEOUS......................................... 37
                11.1. AMENDMENT AND MODIFICATION...................... 37
                11.2. WAIVER.......................................... 37
                11.3. SURVIVABILITY; INVESTIGATIONS................... 37
                11.4. NOTICES......................................... 37
                11.5. ASSIGNMENT...................................... 38
                11.6. GOVERNING LAW................................... 38
                11.7. COUNTERPARTS.................................... 38
                11.8. INTERPRETATION.................................. 38
                11.9. ENTIRE AGREEMENT................................ 39

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of June 15, 1997 (the "Agreement"), by and among FREDERICK'S OF HOLLYWOOD, INC., a Delaware corporation (the "Company"), ROYALTY ACQUISITION CORP., a Delaware corporation ("Buyer"), and ROYALTY CORPORATION, a Delaware corporation ("Parent").

                                    RECITALS:

         WHEREAS, Buyer is a wholly-owned subsidiary of Parent;

         WHEREAS, the Boards of Directors of Buyer, Parent and the Company have each approved the merger of Buyer with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL");

         WHEREAS, Janney Montgomery Scott Inc. ("JMS"), the Company's financial advisor, has rendered to the Board of Directors of the Company (the "Board") its written opinion that the Merger Price to be received by the stockholders of the Company pursuant to the Merger (as such terms are hereinafter defined) is fair to such stockholders from a financial point of view; and

         WHEREAS, the Board has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger is in the best interests of the stockholders of the Company, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

DEFINITIONS. The following terms used herein shall have the meanings ascribed in the indicated sections:


Acquisition Transaction....................................6.2(a)
Advisors......................................................6.7
Agreement................................................Preamble
Board....................................................Recitals
Buyer....................................................Preamble
Buyer Material Adverse Effect................................10.3
Cash Target..................................................6.13
Certificate of Merger.........................................1.2
Certificates..............................................3.2 (a)
Charter Amendment............................................6.10
Closing.......................................................1.2
Code.......................................................2.3(c)
Company..................................................Preamble
Company Material Adverse Effect..............................10.2
Company Permits...............................................4.7
Consent Solicitation Statement................................6.9
Delaware Secretary of State...................................1.2
DGCL.....................................................Recitals
Disclosure Letter......................................Article IV
Dissenting Shares.............................................3.1
Effective Time................................................1.2
Employee Benefit Plan.....................................4.10(a)
Environmental Laws...........................................4.11
ERISA.....................................................4.10(a)
ERISA Affiliate...........................................4.10(b)
ESOP.......................................................2.3(a)
Exchange Act...............................................4.3(c)
Extension Agreements...................................... ...4.9
Hazardous Substances.........................................4.11
Indemnification Agreements.................................6.8(a)
Intellectual Property.....................................4.12(c)
JMS......................................................Recitals
Loan Agreements...............................................5.6
Merger........................................................1.1
Merger Deadline..............................................10.1
Merger Price...............................................2.1(a)
Multi-employer Plan.......................................4.10(a)
New D&O Insurance Policy...................................6.8(b)
New Store Leases..............................................6.1
Option.....................................................2.2(a)


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
Option Plans...............................................2.2(b)
Parent Capital Contribution...................................5.6
Paying Agent...............................................3.2(a)
Pension Plan..............................................4.10(a)
Permitted Liens...........................................4.12(b)
Plans.....................................................4.10(a)
SEC........................................................4.3(c)
SEC Documents..............................................4.4(a)
Shares........................................................2.1
Surviving Corporation.........................................1.1
Stay Bonus Agreements.........................................4.9
Systems......................................................4.13
Tax...........................................................4.8
Termination Agreement.........................................1.5
Townson.......................................................1.5
Townson Agreements............................................1.6
Trademarks................................................4.12(c)
Welfare Plan..............................................4.10(a)


                                    ARTICLE I
                                   THE MERGER

SECTION 1.1. THE MERGER. In accordance with the provisions of this Agreement and the DGCL, at the Effective Time, Buyer shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects on the Company and Buyer as provided under the DGCL. At the Effective Time, the separate existence of Buyer shall cease, and the name of the Surviving Corporation shall be Frederick's of Hollywood, Inc.

SECTION 1.2. EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Articles VII, VIII and IX hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary of State"), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time"). Prior to such filing, a closing (the "Closing") shall be held at the offices of D'Ancona & Pflaum, 30 North LaSalle Street, Chicago, Illinois, or such other place as the Company and Buyer shall agree, for the purpose of confirming the


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satisfaction or waiver, as the case may be, of the conditions set forth in
Article VII, VIII and IX hereof.

SECTION 1.3. CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. The Certificate of Incorporation and By-laws of Buyer, shall, subject to Sections 1.1 and 6.10, be the Certificate of Incorporation and By-laws of the Surviving Corporation upon the effectiveness of the Merger until thereafter amended as provided by law.

SECTION 1.4. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. Subject to applicable law, the initial directors of the Surviving Corporation upon the effectiveness of the Merger at the Effective Time shall be those persons who are the directors of Buyer immediately prior to the Effective Time, to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

SECTION 1.5. COMPANY DELIVERIES. (a) Signing Deliveries. On the date hereof, the Company has delivered to Parent and Buyer: (i) duly executed, true and complete copies of the Stay Bonus Agreements; and (ii) the Disclosure Letter.

         (b) Closing Deliveries. At the Closing and subject to the terms and conditions of this Agreement, the Company shall deliver to Parent and Buyer: (i) certified resolutions of the Board approving the Merger, the Charter Amendment and the transactions contemplated hereby; (ii) a certificate of the secretary of the Company certifying as to the Company's and its subsidiaries' respective certificates of incorporation, by-laws, capitalization and incumbency of officers immediately prior to the Effective Time; (iii) the legal opinion of Loeb & Loeb LLP, with respect to matters agreed upon by counsel to the parties prior to the date hereof; (iv) the legal opinion of Morris, Nichols, Arsht & Tunnell, with respect to matters agreed upon by counsel to the parties prior to the date hereof; (v) a duly executed true and complete copy of that certain Termination and Release Agreement ("Termination Agreement"), dated June 14, 1997, between George W. Townson ("Townson") and the Company; and (vi) resignations by each current member of the Board and by Townson as Chairman of the Board, President and Chief Executive Officer of the Company, each effective as of the Effective Time.

SECTION 1.6. PARENT AND BUYER DELIVERIES. (a) Signing Deliveries. On the date hereof, Parent and Buyer have delivered to the Company true, complete and fully executed copies of the Loan Agreements.

         (b) Closing Deliveries. At the Closing and subject to the terms and conditions of this Agreement, Parent and Buyer shall each deliver to the
Company: (i) a duly executed true and complete copy of that certain Noncompetition and Consulting


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
Agreement (the "Noncompetition Agreement"), of even date herewith, between Buyer and Townson (the Noncompetition Agreement and the Termination Agreement are collectively referred to herein as the "Townson Agreements"); (ii) certified resolutions of its respective Board and certified resolutions of the sole stockholder of Buyer, each approving the Merger and the transactions contemplated hereby, including, without limitation, the Noncompetition Agreement; (iii) a certificate of its respective secretary certifying as to its respective certificate of incorporation, by-laws, capitalization and incumbency of officers as of the Effective Time; and (iv) the legal opinion of D'Ancona & Pflaum, with respect to such matters reasonably requested by the Company.


                                   ARTICLE II
                              CONVERSION OF SHARES

SECTION 2.1. EFFECT ON SHARES AND BUYER'S CAPITAL STOCK. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of the Company's Class A and Class B Capital Stock, par value $1.00 per share (the "Shares"), issued and outstanding immediately prior to the Effective Time (other than any Shares held in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and shall cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares (as defined in Section 3.1 hereof)) shall be converted into the right to receive $6.14 net to the holder in cash (the "Merger Price"), payable to the holder thereof, without interest thereon, as set forth in Section 3.2 hereof.

         (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.2. COMPANY OPTION PLANS. (a) As of the Effective Time, the Company shall use best efforts to take such actions to provide that by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase Shares (an "Option") that is outstanding immediately before the Effective Time, whether or not presently exercisable, shall be canceled and, in consideration of such cancellation, each holder of an Option shall receive at the Effective Time an amount equal to the product of (i) the excess, if any, by which the Merger Price exceeds the exercise price of the Option and (ii) the number of Shares subject thereto, such amount to be paid to the holder in cash at the Effective Time.


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
         (b) As of the Effective Time, the Company shall take such actions to provide that the plans of the Company and its subsidiaries providing for Options ("Option Plans") shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its subsidiaries shall be terminated as of the Effective Time, and following the Effective Time no holder of Options or any participant in the Option Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company or any subsidiary thereof.

SECTION 2.3. TERMINATION OF ESOP. (a) (i) Prior to the execution of this Agreement, the Company shall have taken such actions as may be necessary to amend the Company's Employee Stock Ownership Plan ("ESOP") to eliminate those provisions therein which require the Company to make a special contribution to the ESOP upon a "change in control" (as such term is defined in the ESOP), and
(ii) prior to the Closing, the Company shall take such actions as may be necessary (x) to terminate the ESOP, effective as of and contingent upon the Merger becoming effective, and (y) to amend the ESOP to provide that effective as of such ESOP termination, distributions shall be payable solely in cash.

         (b) As of the Effective Time, the Company shall take such actions as may be necessary to terminate the membership of all members of the Administrative Committee which administers the ESOP, the Committee which administers the Company's Profit-Sharing Plan (if a different committee than the Administrative Committee), and any other committee which serves as "plan administrator" of any other of the Company's employee benefit plans, programs or arrangements.

         (c) Parent covenants that as soon as administratively feasible, but in no event more than twelve months following the Effective Time, it shall cause the Surviving Corporation to arrange for the orderly unwinding of the ESOP in accordance with all applicable legal requirements. Without limiting the foregoing, the Surviving Corporation shall (i) make application to the Internal Revenue Service for a determination that the ESOP termination does not adversely affect the ESOP's qualified status under the Internal Revenue Code of 1986, as amended (the "Code"), (ii) arrange for the ESOP to pay off the remaining balance of the ESOP "acquisition loan" (as such term is defined in the ESOP) from the assets held in the ESOP's "loan suspense account" (as such term is defined in the ESOP), and allocate the remaining assets held in such loan suspense account to the ESOP participants in accordance with the ESOP qualified plan rules, and
(iii) arrange for each ESOP participant to receive his or her entire interest in the ESOP, which receipt, at the election of each participant, shall be either by direct payment to the participant, by direct payment to an IRA (or qualified plan which receives rollovers) designated by the participant, or by direct


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
rollover to a qualified plan maintained by the Surviving Corporation after the Effective Time.

SECTION 2.4. CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Articles VII, VIII and IX hereof, (a) the Surviving Corporation shall execute in the manner required by the DGCL and file with the Delaware Secretary of State the Certificate of Merger and (b) the parties shall take such other and further actions as may be required by law to make the Merger effective.


                                   ARTICLE III
                      DISSENTING SHARES; PAYMENT FOR SHARES

SECTION 3.1. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with
Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price, as provided in Section 2.1 hereof, unless and until such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price to which such holder is entitled, without interest or dividends thereon. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any voluntary payment with respect to, or settle or offer to settle, any such demands.

SECTION 3.2. PAYMENT FOR SHARES. (a) From and after the Effective Time, a bank or trust company designated by Buyer and approved by the Company in its reasonable discretion shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price for certificates formerly representing Shares and entitled to payment of the Merger Price pursuant to Section 2.1 hereof (the "Certificates"). At the Effective Time, Parent shall deposit, or cause to be deposited, in trust with the Paying Agent sufficient funds to permit the Paying Agent to make the payments contemplated by this Section 3.2 and
Section 2.2 hereof.

         (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of Certificates (other than Certificates representing

Shares held in the treasury of the Company or by any wholly-owned subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price therefor. Upon the surrender of each such Certificate, the Paying Agent shall promptly pay the holder of such Certificate in exchange therefor cash in an amount equal to the Merger Price multiplied by the number of Shares formerly represented by such Certificate, and such Certificate shall forthwith be canceled. Said payment, if in excess of One Hundred Thousand Dollars ($100,000) and if requested by the stockholder entitled thereto, shall be paid to said stockholder by wire transfer in immediately available funds. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest shall be paid or accrued on such Merger Price.

         (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing a Share or Shares (other than Certificates representing Shares held in the treasury of the Company or by any wholly-owned subsidiary of the Company) are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Price relating thereto, without interest, as provided in this Article III hereof subject to applicable law in the case of Dissenting Shares.

         (d) The Merger Price shall be net to each holder of Certificates in cash, subject to reduction only for any applicable federal back-up withholding or, as set forth in Section 3.2(e) hereof, stock transfer taxes payable by such holder.

         (e) If payment of cash in respect of any Certificate is to be made to a person other than the person in whose name such Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Paying Agent that such tax either has been paid or is not payable.

         (f) Promptly following the date which is one hundred eighty (180) days after the Effective Time, the Paying Agent shall deliver to Parent all cash, Certificates and other documents in its possession relating to the transactions described in this


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
Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share or Shares (other than Certificates representing Dissenting Shares and Certificates representing Shares held in the treasury of the Company or by any wholly-owned subsidiary of the Company) may surrender such Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon. Neither Parent nor the Surviving Corporation will be liable to any holder of Shares for any amount paid to a public official in accordance with applicable abandoned property, escheat or similar laws.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Buyer as follows, except as disclosed by the Company to Parent and Buyer in a Disclosure Letter dated of even date herewith, including the materials referenced therein (the "Disclosure Letter"):

SECTION 4.1. ORGANIZATION. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and the Company and each of its subsidiaries has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. To the Company's knowledge, the Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. The Disclosure Letter sets forth all of the jurisdictions in which the Company and its subsidiaries are qualified to do business as foreign corporations. Copies of the Certificate of Incorporation and By-laws of the Company and the articles or certificate of incorporation and by-laws of each of its subsidiaries, including all amendments, have been made available to Buyer and such copies are accurate and complete. The Disclosure Letter lists all of the Company's subsidiaries. The Company owns directly or indirectly all of the outstanding capital stock of each of its subsidiaries, free and clear of any lien, claim or encumbrance.

SECTION 4.2. CAPITALIZATION. The authorized capital stock of the Company consists of 50,000,000 shares, of which 15,000,000 are shares of Class A Capital Stock and 35,000,000 are shares of Class B Capital Stock, each par value $1.00 per share. As of May 31, 1997, there were 2,955,309 shares of Class A Capital Stock issued and outstanding, 5,903,118 shares of Class B Capital Stock issued and outstanding and an aggregate of 20,186 shares of Class A Capital Stock held in the Company's treasury. No shares of Class B Capital Stock are held in the Company's treasury. As of May 31, 1997, there were outstanding options to purchase 264,686 shares of Class A


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
Capital Stock and 600,814 shares of Class B Capital Stock under the Option Plans and the Company has provided to Buyer complete and accurate copies of such Options Plans, including terms and conditions of Options issued thereunder. Except for Options under the Option Plans (which shall be canceled as provided in Section 2.2 hereof), there are not as of the date hereof, and at all times hereafter through the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company or any of its subsidiaries to issue, transfer, sell or vote any shares of capital stock of the Company or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding Shares, and all outstanding shares of capital stock of each subsidiary, are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto. The rights and preferences of the Class A Capital Stock and the Class B Capital Stock are as set forth in the Certificate of Incorporation of the Company. The capitalization of each of the subsidiaries of the Company is set forth in the Disclosure Letter.

SECTION 4.3. AUTHORITY. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board, and, other than approval by the Company's stockholders, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms.

         (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate any provision of its or any of its subsidiaries' articles or certificate of incorporation or by-laws,
(ii) to the Company's knowledge, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control or ownership, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties is bound, (iii) to the Company's knowledge, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control or ownership, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their respective properties may be bound, or (iv) to the Company's knowledge, violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or any of its subsidiaries or any of their respective properties is bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches, defaults or rights which either would not individually or in the aggregate materially impair the Company's ability to consummate the transactions contemplated hereby or for which the Company has received or, prior to the consummation of the Merger, shall have received appropriate consents or waivers.

         (c) To the Company's knowledge and assuming the accuracy of the representations set forth in Section 5.3(c) hereof, no filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934 ("Exchange Act"),
(ii) the filing of a Certificate of Merger with the Delaware Secretary of State,
(iii) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) filing with, and approval of, the New York Stock Exchange, Inc. and the Securities and Exchange Commission ("SEC") with respect to the delisting and deregistration of the Shares and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained or made prior to the consummation of the Merger the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the Company's ability to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

SECTION 4.4. SEC DOCUMENTS; FINANCIAL STATEMENTS. (a) The Company has made available to Buyer accurate and complete copies of each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by the Company since December 31, 1991 (the "SEC Documents"), each of which was timely filed with the SEC. As of their respective dates, the SEC Documents complied, in all material respects, with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) Neither the Company nor any of its subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto, that in each case was required to be filed as an exhibit to a Form 10-K that has not been, or timely will not be, filed as an exhibit to an SEC Document.

SECTION 4.5. ABSENCE OF CERTAIN CHANGES; NO UNDISCLOSED LIABILITIES. (a) Except as disclosed or reflected in the SEC Documents, disclosed in the Disclosure Letter, and except for current liabilities for trade or business obligations incurred since March 1, 1997 in connection with the purchase of goods or services in the ordinary course of business and consistent with past practice (none of which would violate the covenants in Section 6.1 hereof and none of which is for breach of contract, breach of warranty, tort or infringement), the Company has not (i) incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, or (ii) made any changes in accounting methods, principles or practices or (iii) declared, set aside or paid any dividend or other distribution with respect to its capital stock. Since March 1, 1997, each of the Company and its subsidiaries has conducted its operations according to its ordinary course of business consistent with past practice.

         (b) Except as and to the extent disclosed by the Company in the SEC Documents or disclosed in the Disclosure Letter, since March 1, 1997, neither the Company nor any of its subsidiaries had any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would have required the Company to amend the SEC Documents.

SECTION 4.6. LITIGATION. Except as disclosed by the Company in the SEC Documents or the Disclosure Letter, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any court or governmental entity, nor, to the knowledge of the Company, are there any facts that are reasonably likely to give rise to any such suit, claim, action, proceeding or investigation. Except as disclosed in the SEC Documents, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree.

SECTION 4.7. COMPLIANCE WITH APPLICABLE LAW. To the Company's knowledge and except as disclosed by the Company in the SEC Documents, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of their respective businesses (the "Company Permits"). To the Company's knowledge and except as disclosed by the Company in the SEC Documents, the Company and its subsidiaries are in compliance with the terms of the Company Permits. To the Company's knowledge and except as disclosed by the Company in the SEC Documents, the businesses of the Company and its subsidiaries have not been and are not being conducted in violation of any law, ordinance or regulation of any governmental entity. To the Company's knowledge and except as disclosed by the Company in the SEC Documents, no investigation by any governmental entity with respect to the Company or any of its subsidiaries is pending or threatened nor has any governmental entity indicated an intention to conduct the same.

SECTION 4.8. TAXES. Each of the Company and its subsidiaries has filed, or caused to be filed, all federal, state, local and foreign income and other material tax returns required to be filed by it, has paid or withheld, or caused to be paid or withheld, all taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), that are shown on such tax returns as due and payable, other than such Taxes as are being contested in good faith and for which adequate reserves have been established. Except as disclosed in the Disclosure Letter, the Company and each of its subsidiaries have paid or will timely pay all Taxes due with respect to any period ending at or prior to the Effective Time, or where the payment of Taxes is not yet due, have established, or with respect to Taxes incurred after the date hereof will timely establish in accordance with past practices, an adequate accrual in accordance with generally accepted accounting practices. Except as disclosed in the Disclosure Letter, there are no material claims, assessments or audits pending, or to the Company's knowledge threatened, against the Company or its subsidiaries for any alleged deficiency in any Tax. There are no waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests for any extension of time within which to file any return or within which to pay any Taxes shown to be due on any return. To the Company's knowledge, there are no liens for any Taxes upon the assets of the Company or any of its subsidiaries (other than statutory liens for Taxes not yet due and payable and liens for real estate taxes being contested in good faith). Neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under, a tax sharing or tax allocation agreement or arrangement for the allocation, apportionment, sharing, indemnification or payment of taxes.

SECTION 4.9.  TERMINATION, SEVERANCE AND EMPLOYMENT
AGREEMENTS. The Disclosure Letter contains a complete and accurate list of each
(a) written employment or severance agreement not terminable without liability or obligation on 30 days' or less notice; (b) written agreement with any director, officer or other employee of the Company or any of its subsidiaries
(i) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Company or any of its subsidiaries of the nature of any of the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or any of its subsidiaries or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees of the Company or its subsidiaries generally; (c) written agreement, plan or arrangement under which any person may receive payments that may be subject to tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (d) written agreement or plan, including, but not limited to, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than as contemplated by this Agreement. Except as previously disclosed to Buyer in the Disclosure Letter, and except in relation to the Townson Agreements and the Stay Bonus Agreements (as defined below), since December 31, 1996, neither the Company nor any of its subsidiaries has entered into or amended any written employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries or granted any severance or termination pay to any director, officer or employee of the Company or any of its subsidiaries. The Company shall offer to extend all payments due from it under the letter agreements dated as of June 28, 1996 (the "Stay Bonus Agreements") between it and certain employees of the Company. No payment under such Stay Bonus Agreements has been made by or is due from the Company to any employee who accepts (such acceptances to be referred to herein as the "Extension Agreements") such offer of extension prior to the Effective Time, and no payment shall be due to the employees who accept such offer of extension thereunder from the Surviving Corporation until at least January 2, 1998. A true and complete copy of the Townson Agreements has been furnished to Buyer.

SECTION 4.10. EMPLOYEE BENEFIT PLANS; ERISA. (a) The Company does not maintain, administer, contribute to or have any liability under, and has not maintained, administered, contributed to or had any liability under any: employee pension benefit plan (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) ("Pension Plan"), including, without limitation, any multi-employer plan as defined in Section 3(37) of ERISA ("Multi-employer Plan") or any non-qualified deferred compensation plan or retirement plan; employee welfare benefit plan (as defined in Section 3(1) of ERISA) ("Welfare Plan"), including any other plan, program, agreement or arrangement under which former employees of the Company (or their beneficiaries) are entitled, or current employees of the Company will be entitled, following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or bonus, stock, stock purchase, or stock option plan, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement ("Employee

Benefit Plan") other than those Pension Plans, Welfare Plans and Employee Benefit Plans described in the Disclosure Letter. The Pension Plans, Welfare Plans and Employee Benefit Plans shall be collectively referred to herein as the "Plans".

         (b) Neither the Company, nor any corporation or business which is now or at the relevant time was an affiliate of the Company, as determined under
Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), (i) maintains, administers, contributes to or has any liability under any pension plan subject to the minimum funding standards set forth in Section 412 of the Code or subject to Title IV of ERISA; or (ii) has ever maintained, administered, contributed to or had any liability under any Pension Plan subject to either the Code Section 412 minimum funding standards or Title IV of ERISA, other than a Plan as to which all liabilities have been satisfied in full.

         (c) Except as set forth in the Disclosure Letter, all Plans and related trusts, insurance contracts or other funding arrangements have been maintained and administered in all material respects in compliance with each applicable provision of ERISA, the Code, other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Each Pension Plan which is intended to be qualified under Code Section 401(a) has been administered in material compliance with such requirements and has received a post-Tax Reform Act of 1986 determination letter from the IRS that such Pension Plan satisfies the requirements of Section 401(a) of the Code.

         (d) Contributions with respect to all current Plan years (i.e., from the first day of the current plan year to the Closing Date) shall be made or accrued prior to the Closing Date by Company with respect to each Pension Plan. With respect to all other Welfare Plans and Employee Benefit Plans, all required or recommended (in accordance with plan terms and past practice) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the financial statements. None of the Plans has any material unfunded liabilities which are not reflected on the financial statements of the Company. The Company has no plans, programs, arrangements or made any other commitments to its employees, former employees or their beneficiaries under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust, insurance or other funding arrangement. There have been no changes in the operation or interpretation of any of the Plans since the most recent annual report which would have any material effect on the cost of operating or maintaining such Plans.

         (e) Except as provided in the immediately following sentence, no Pension Plan has been completely or partially terminated other than a Plan as to which all liabilities have been satisfied in full. Notwithstanding the preceding sentence, (i) contributions to the Company's Profit Sharing Plan have not been made since 1993, which may have resulted in its termination, and (ii) in accordance with
Section 2.3 hereof, upon consummation of the Merger as contemplated by this Agreement, the ESOP shall be terminated. Subject to the preceding sentence, any Plan which has been terminated has been terminated in compliance with ERISA and the Code, all required reports, certifications or notices, have been or will be appropriately filed or distributed and an application for a favorable determination letter has been or will be filed with the IRS.

         (f) The Company has made available to Buyer true and complete copies of: (i) the plan documents and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan; (ii) any pending applications, filings or notices with respect to any of the Plans with the IRS, the pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency; (iii) the latest financial statements and annual reports for each of the Plans and related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed; and (iv) all corporate resolutions or other documents pertaining to the adoption of the Plans or any amendments thereto.

         (g) There are no pending or, to the Company's knowledge, threatened claims, lawsuits or arbitration asserted or instituted against any of the Plans by any employee or beneficiary covered under any Plans or otherwise involving any Plans (other than routine claims for benefits); and the Company has no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such claims, lawsuits or arbitrations.

         (h) Except as provided for in this Agreement or as disclosed in the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, officer or employee of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

SECTION 4.11. ENVIRONMENTAL MATTERS. To the Company's knowledge, the Company and each of its subsidiaries has obtained and is in compliance in all material respects with the terms and conditions of all required permits, licenses, registrations and other authorizations required under Environmental Laws. To the Company's knowledge, no asbestos in a friable condition, equipment containing polychlorinated biphenyls, or leaking underground or above-ground storage tanks are contained in or located at any facility currently owned, leased or controlled by the Company or any of its subsidiaries, nor, to the Company's knowledge, was any of the foregoing contained in or located at any facility previously owned, leased or controlled by the Company or any of its subsidiaries. To the Company's knowledge, the Company has not released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by the Company or any of its subsidiaries, any Hazardous Substances, and to the Company's knowledge, no third party has released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by the Company or any of its subsidiaries, any Hazardous Substances, except for ordinary and necessary quantities of cleaning, pest control and office supplies and other chemicals used in the ordinary course of business and used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and non-hazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimis quantities discharged from, motor vehicles in their ordinary operation on real property owned, used or leased by the Company and its subsidiaries. To the Company's knowledge, the Company and each of its subsidiaries is in compliance with all applicable Environmental Laws. To the Company's knowledge, the Disclosure Letter contains a true and accurate list of all past and present noncompliance by the Company with, or liability under, Environmental Laws, and all past discharges, emissions, leaks, releases or disposals by it of any substance or waste regulated under or defined by Environmental Laws that have formed or could reasonably be expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation against the Company under any applicable Environmental Laws. With respect to environmental matters, neither the Company nor any of its subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or its subsidiaries that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under, any applicable Environmental Laws. For purposes of this Section 4.11, (a) "Environmental Laws" mean applicable federal, state, local and foreign laws, regulations and codes relating in any respect to pollution or protection of the environment and (b) "Hazardous Substances" means any toxic, caustic, or otherwise dangerous substance (whether or not regulated under federal, state or local environmental statutes, rules, ordinances, or orders), including (i) "hazardous substance" as defined in 42 U.S.C. Section 9601, and (ii) petroleum products, derivatives, byproducts and other hydrocarbons.

SECTION 4.12.  ASSETS; REAL PROPERTY; INTELLECTUAL PROPERTY.

         (a) The Company and its subsidiaries own or have rights to use all assets necessary to permit the Company and its subsidiaries to conduct their businesses as they are currently being conducted.

         (b) Except as disclosed in the Disclosure Letter, the Company has, either directly or through its subsidiaries, (i) good, valid and marketable or indefeasible title to all real property material to its business operations and described in the Disclosure Letter as owned by it in fee, free and clear of any liens, encumbrances, mortgages and security interests other than Permitted Liens, or (ii) rights by lease or other agreement to use all such real property. The term "Permitted Liens" shall mean
(i) liens or encumbrances for water, sewage and similar charges and current taxes and assessments not yet due and payable or being contested in good faith,
(ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens or encumbrances arising or incurred in the ordinary course of business, (iii) liens, encumbrances, mortgages and security interests arising or resulting from any action taken by Parent or Buyer, (iv) liens, encumbrances, mortgages and security interests of record or securing indebtedness described in the SEC Documents and (v) easements, rights of way, restrictions and other similar charges or encumbrances that do not materially interfere with the ordinary conduct of the Company's business. All real property leases under which the Company or any of its subsidiaries is a lessee or lessor are valid, binding and enforceable in all material respects in accordance with their terms, and there are no existing defaults thereunder. The Company has not received notice of and does not otherwise have knowledge of any condemnation, requisition or taking by any public authority of all or any portion of its owned or leased real property. Except as disclosed in the Disclosure Letter, there is no construction work being done at, or construction materials being supplied to, the real property owned or leased by the Company, except in connection with routine maintenance projects. Notwithstanding the foregoing sentence, the Company may be liable for invoices for construction occurring prior to the date hereof.

         (c) The Disclosure Letter identifies all of the following which are used in the Company's or any of its subsidiaries' businesses or in which the Company or any of its subsidiaries claims any ownership rights: (i) all trademarks, service marks, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"), together with information regarding all registrations and pending applications to register any such rights anywhere in the world; (ii) all common law Trademarks; (iii) without extensive or revealing descriptions, all proprietary formulations, manufacturing methods, know-how and trade secrets which are material to the business of the Company or any of its subsidiaries; all patents on and pending applications to patent any technology or design; (iv) all registrations of and applications to register copyrights since 1978; and (v) all licenses of rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by the Company or any of its subsidiaries. The rights required to be so identified are referred to herein collectively as the "Intellectual Property".

         (d) Except as identified in the Disclosure Letter: (i) the Company or one of its subsidiaries is the owner of or duly licensed to use each Trademark and its associated goodwill; (ii) each Trademark registration exists and has been maintained in good standing; (iii) each patent and application included in the Intellectual Property exists, is owned by or licensed to the Company or one of its subsidiaries, and has been maintained in good standing; (iv) each copyright registration exists and is owned by the Company or its subsidiaries; (v) to the Company's knowledge, no other firm, corporation, association or person claims the right to use in connection with similar or related goods and in any geographic area, any mark, logo, name, symbol, device, or slogan which is identical or confusingly similar to any of the Trademarks or which could serve to dilute the distinctiveness of the Trademarks; (vi) to the Company's knowledge, no third party claims or asserts ownership rights in any of the Intellectual Property; (vii) to the Company's knowledge, the use by the Company or any of its subsidiaries of any Intellectual Property does not now, and has never been alleged to, infringe any right of any third party; and (viii) to the Company's knowledge, no third party is now infringing, or has ever been accused by the Company of infringing, on any rights of the Company or any of its subsidiaries in any of the Intellectual Property. The Disclosure Letter sets forth a description of all known claims made or facts known to the Company regarding any third party claims or actions to use a Trademark confusingly similar to the Trademarks owned or used by the Company anywhere in the world.

SECTION 4.13. SYSTEMS AND SOFTWARE. The Company and its subsidiaries owns or has the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems necessary for the operation of the businesses of the Company and its subsidiaries as presently conducted (collectively, "Systems"). To the Company's knowledge, each System owned or used by the Company or its subsidiaries immediately prior to the Effective Time will be owned or available for use by the Company or its subsidiaries on identical terms and conditions immediately subsequent to the Effective Time. With respect to each System owned by a third party and used by the Company or its subsidiaries pursuant to lease, license, sublicense, agreement or permission, to the Company's knowledge: (a) the lease, license, sublicense, agreement, or permission covering the System is legal, valid, binding, enforceable, and in full force and effect; (b) the lease, license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Effective Time; (c) no party to any such lease, license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; (d) no party to any such lease, license, sublicense, agreement, or permission has repudiated any provision thereof; (e) neither the Company nor its subsidiaries have granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement, or permission; (f) the Company's or its subsidiaries' use and continued use of such Systems will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

SECTION 4.14. LABOR MATTERS. Neither the Company nor any of its subsidiaries has, since March 1, 1997, (i) been subject to, or threatened with, any material strike, lockout or other labor dispute or engaged in any unfair labor practice, or (ii) received notice of any pending petition for certification before the National Labor Relations Board with respect to any material group of employees of the Company or any of its subsidiaries who are not currently organized. The Company has no collective bargaining agreements.

SECTION 4.15. INFORMATION. Neither the Consent Solicitation Statement, nor any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity or stock exchange in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other governmental entity or stock exchange contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to information supplied by Parent or Buyer specifically for inclusion or incorporation by reference in any such document. Neither the Consent Solicitation Statement nor any amendment or supplement thereto shall, when mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to information supplied by Parent or Buyer specifically for inclusion or incorporation by reference therein. To the Company's knowledge, the Consent Solicitation Statement will comply in all material respects with the provisions of the Exchange Act, the Listed Company Manual of the New York Stock Exchange and the rules and regulations thereunder. None of the information supplied by the Company specifically for inclusion or incorporation by reference in any document filed or to be filed by or on behalf of Buyer with the SEC or any other governmental entity or stock exchange in connection with the transactions contemplated by this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.16. DELAWARE SECTION 203. Assuming the accuracy of the representation contained in Section 5.5 hereof, the provisions of Section 203 of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby. The Company has heretofore delivered to Buyer a complete and correct copy of the resolutions of the Board of Directors of the Company to the effect that pursuant to Section 203(a)(1) of the DGCL and assuming the accuracy of the representations in Section 5.5 hereof (without giving effect to the knowledge qualification therein), the restrictions contained in Section 203 of the DGCL are and shall be inapplicable to the Merger and the transactions contemplated by this Agreement.

SECTION 4.17. BROKER'S FEES. Except for the fees payable to JMS set forth in the Letter Agreement dated May 14, 1996 between JMS and the Company, and extended by letter dated January 30, 1997, copies of which letters have been provided to Buyer, neither the Company, nor any of its subsidiaries nor any of their respective directors or officers has incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, and neither the Company, any of its subsidiaries nor any of their respective directors or officers has employed any other broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.

SECTION 4.18. REPRESENTATIONS AND WARRANTIES. None of the information contained in the representations and warranties of the Company set forth in this Agreement or in any certificate or writing delivered to Buyer as contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

         Each of Parent and Buyer, jointly and severally, represents and warrants to the Company, as to itself, as follows:

SECTION 5.1. ORGANIZATION. It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and it has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. True and complete copies of the Certificate of Incorporation and By-laws of Buyer have been provided to the Company.

SECTION 5.2. AUTHORITY. It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by its Board of Directors and its stockholders to the extent required by applicable law and its certificate of incorporation and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms.

SECTION 5.3. NO VIOLATIONS; CONSENTS AND APPROVALS. (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will
(i) violate any provision of its certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which it is a party, or by which it or any of its properties is bound, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, under any of the terms, conditions or provisions of any license, franchise, permit or agreement to which it is a party, or by which it or any of its properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which it or any of its properties is bound, excluding from the foregoing clauses
(ii), (iii) and (iv) violations, breaches, defaults or rights for which it has received or, prior to the Effective Time, shall have received, appropriate consents or waivers.

         (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by it in connection with the execution and delivery of this Agreement, or the consummation by it of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, and (iii) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement.

         (c) No stockholder of Parent holds or has the present right to hold fifty percent (50%) or more of the voting securities of Parent. Neither Buyer nor Parent satisfies the "size of person" test under Section 7A(a)(2) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

SECTION 5.4. INFORMATION. None of the information supplied by it specifically for inclusion or incorporation by reference in the Consent Solicitation Statement or any other document filed or to be filed by or on behalf of the Company with the SEC or any other governmental entity or stock exchange in connection with the transactions contemplated by this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.5. OWNERSHIP OF SECURITIES. Neither it nor any of its affiliates or associates (as such terms are defined in Section 203 of the DGCL) was at the time the Board approved the Merger, an "interested stockholder" (as defined in Section 203 of the DGCL) of the Company.

SECTION 5.6. FINANCING. Parent has received a contribution to its capital in the amount of Ten Million Dollars ($10,000,000) (the "Parent Capital Contribution"). True and correct copies of (a) that certain Credit Agreement, entered into concurrently herewith, among Parent, Buyer and Credit Agricole Indosuez, as agent and lender, and (b) that certain Senior Subordinated Loan Agreement, entered into concurrently herewith, among Parent, Buyer and Credit Agricole Indosuez, as agent and lender (collectively, the "Loan Agreements") have been provided to the Company. The Loan Agreements are and as of the Effective Time shall be in full force and effect, and as of the Effective Time, the Loan Agreements shall not since the date hereof have been amended, modified or supplemented in any material respect.

SECTION 5.7. BROKER'S FEES. It does not have any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement which will have the effect of reducing the Merger Price.

SECTION 5.8. REPRESENTATIONS AND WARRANTIES. None of the information contained in its representations and warranties set forth in this Agreement or in any certificate or writing delivered to the Company as contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE VI
                                    COVENANTS

SECTION 6.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or as expressly agreed to in writing by Buyer, during the period from the date hereof to the Effective Time, the Company will not, nor will it permit any of its subsidiaries to, conduct its operations otherwise than in the ordinary course of business consistent with past practice; provided, however, that notwithstanding anything to the contrary set forth in this entire Section 6.1, the Company shall be permitted to (i) execute leases with respect to the two new stores described in Section 6.1 of the Disclosure Letter (the "New Stores Leases"), and

(ii) take any actions required to enable the Company to comply with Section 6.13 hereof. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Board will not, without the prior written consent of Buyer, permit the Company or any of its subsidiaries to:

         (a) except for the amendment contemplated by Section 6.10 hereof, amend or propose to amend its certificate or articles of incorporation or by-laws (or similar constituent documents);

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for Shares issued upon exercise of Options outstanding as of the date of this Agreement (in accordance with their respective terms), or amend any of the terms of any such securities or agreements outstanding as of the date hereof, except as specifically contemplated by this Agreement;

         (c) except as disclosed in the Disclosure Letter, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries;

         (d) (i) incur, assume or prepay any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any other person except for obligations of wholly-owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice);
(iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereupon, excluding Permitted Liens and liens existing on the date hereof;

         (e) except as may be required by law, as contemplated by this Agreement, with respect to compensating non-employee directors of the Company or with respect to parity increases in compensation, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, stock ownership plan, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights or performance units);

         (f) other than in accordance with the New Store Leases, lease any assets (other than automobile and office equipment leases entered into in the ordinary course of business and consistent with past practice) or acquire, sell, or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company or its subsidiaries, or enter into any commitments, contracts, agreements or transactions outside the ordinary course of business consistent with past practice or which would, individually or in the aggregate, be material to the Company or its subsidiaries, or modify, amend, terminate or waive any material rights under any contract or agreement;

         (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

         (h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) except as contemplated by this Agreement, enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company or its subsidiaries; or (iii) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

         (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

         (j) make any tax election or settle or compromise any federal, state or local tax liability or assent to the extension of time for collection or assessment of any federal, state or local tax in excess of Fifty Thousand Dollars ($50,000);

         (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

         (l) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby or material to the Company and its subsidiaries taken as a whole;

         (m) other than capital expenditures appearing on the Company's forecasted June and July Cash Flow Statements appearing in Section 6.1(m) of the Disclosure Letter, authorize or make any (i) new capital expenditure or (ii) other than those made in the ordinary course of business, expenditures which individually is in excess of $100,000 or which in the aggregate are in excess of $500,000; or

         (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(m) hereof or, except as contemplated by this Agreement, take, or omit to take, any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made.

SECTION 6.2. NO SOLICITATION. (a) The Company shall, and shall direct its officers, directors, employees, representatives and agents (including, without limitation, its attorneys, investment bankers and accountants) to, refrain from any discussions and negotiations with any parties other than Parent and Buyer with respect to any proposal relating to an Acquisition Transaction; provided, however, that the Company may seek clarification, either directly or through its representatives, of an unsolicited proposal. The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives (including, without limitation, its attorneys, investment bankers and accountants), directly or indirectly, to solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any acquisition of all or substantially all of the Company by means of a merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of all or substantially all of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or initiate, negotiate, explore or otherwise engage in substantive communications in any way with any person (other than Buyer, Parent and their directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction, or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Board from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal for an Acquisition Transaction by such person or entity or recommending an unsolicited bona fide written proposal for an Acquisition Transaction to the stockholders of the Company, if and only to the extent that
(A) the Board believes in good faith (after consultation with its financial adviser) that such proposal for an Acquisition Transaction would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement and the Board determines in good faith after consultation with its legal counsel that such action is necessary for the Company to comply with its fiduciary duties to stockholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions with, such person or entity, the Board receives from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement, dated January 23, 1997, between Knightsbridge, Inc. and JMS.

         (b) The Company shall immediately advise Parent and Buyer in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction, including the terms of any such inquiries or proposals, and the actions taken by the Company or its agents or representatives with respect thereto.

SECTION 6.3. ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) From the date of this Agreement until the Effective Time, the Company will give Parent and Buyer and their authorized representatives (including counsel, consultants, financial advisors, accountants, banks, financial institutions and auditors), and including no more than one full-time, on-site representative of Buyer unless the Company consents to additional on-site representatives which consent shall not be unreasonably withheld, full access during normal business hours to all facilities, personnel and operations and to all books and records of the Company and its subsidiaries, will permit Buyer and its on-site representative to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish Buyer and its on-site representative with such financial and operating data and other information with respect to its business and properties as Buyer or such on-site representative may from time to time request; provided, however, that, notwithstanding the foregoing, Buyer and such on-site representative shall have no authority with respect to the facilities, personnel, management or operations of the Company and, provided further that Buyer and such on-site representative shall not interfere with the day-to-day operations of the Company; provided, further that, any such inspections and examinations shall be conducted at reasonable times and under reasonable circumstances. The Company shall give Parent and Buyer and their authorized representatives full and reasonable access to the Company's management.

         (b) Each of Parent and Buyer agrees to keep confidential and not divulge to any other party or person (other than to the employees, attorneys, accountants and consultants of each who have a need to receive such information and other than as may be required by law or the rules of the New York Stock Exchange) any information received from the Company, unless and until such documents and other information otherwise becomes publicly available. In the event of termination of this Agreement for any reason, each of Parent and Buyer shall promptly return, or at the election of the Company, destroy all non-public documents obtained from the Company and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the Company, confirm such destruction to the Company in writing.

SECTION 6.4. REASONABLE BEST EFFORTS; OTHER ACTIONS. Subject to the terms and conditions herein provided and applicable law, each of the Company, Parent and Buyer shall use its reasonable best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the Merger and all other transactions contemplated by this Agreement, including, without limitation, using such reasonable best efforts to (a) obtain all necessary consents, approvals or waivers under its material contracts (including, without limitation, its real property leases),
(b) cooperate in making available information and personnel to the lenders to Parent with respect to financing for the transactions contemplated by this Agreement and (c) lift any legal bar to the Merger. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute, regulation, charter provision or contract is or becomes applicable to the transactions contemplated by this Agreement, the Company will use its reasonable best efforts to grant such approvals and take such actions as are necessary under such laws, provisions or contracts so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated by this Agreement.

SECTION 6.5. PUBLIC ANNOUNCEMENTS. Neither Buyer nor Parent shall issue any press release or otherwise make any public statements with respect to this Agreement or the Merger, without the prior written consent of the Company, which consent shall not be unreasonably withheld; provided, that any press release or public statement required by applicable law or any obligations pursuant to any listing agreement with any national securities exchange shall not be deemed unreasonable.

SECTION 6.6. NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Buyer shall give prompt notice to the other party of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause either (i) any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) any condition set forth in Articles VII, VIII or IX hereof to be unsatisfied at any time from the date hereof to the Effective Time, and (b) any material failure of the Company, Parent or Buyer, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If either Loan Agreement shall be revoked, withdrawn, amended, modified or otherwise supplemented in any material respect, Parent shall give the Company written notice within 24 hours of such revocation, withdrawal or amendment, modification or supplement.

SECTION 6.7. EXPENSES. Except as set forth in Section 10.6 hereof, Parent, Buyer and the Company shall each bear their respective expenses incurred in connection with this Agreement and the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, and their counsel (collectively, "Advisors"). Such fees and expenses (which shall include fees and expenses incurred as of the business day prior to the date on which the Closing occurs, plus an estimate of fees and expenses incurred subsequent thereto in connection with the Closing and post-closing matters), to the extent not paid by the Company prior to the Effective Time, of Advisors who have acted on behalf of the Company as have been presented to Buyer shall be paid by the Company at the Closing, or as otherwise agreed by Buyer, Parent and the Company.

SECTION 6.8.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.  (a)
Parent shall cause the Surviving Corporation to perform those certain Indemnification Agreements between the Company and each member of the Board, and between the Company and certain officers of the Company and its subsidiaries described in Section 6.8 of the Disclosure Letter (collectively, the "Indemnification Agreements").

         (b) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the policy of directors' and officers' liability insurance described in Section 6.8 of the Disclosure Letter (the "New D&O Insurance Policy").

         (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made by Parent so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

         (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each party to the Indemnification Agreements other than the Company and his or her heirs, successors and legal and personal representatives.

SECTION 6.9. CONSENT SOLICITATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a Consent Solicitation Statement to solicit the written consent of the stockholders of the Company with respect to the Merger and the Charter Amendment (the "Consent Solicitation Statement"). The Company shall use its reasonable efforts to cause the Consent Solicitation Statement to be "cleared" by the SEC for mailing to the stockholders of the Company as promptly as practicable and shall mail the Consent Solicitation Statement to its stockholders as promptly as practicable thereafter. Buyer shall furnish all information concerning it and the holders of its capital stock as the Company may reasonably request for inclusion in such Consent Solicitation Statement. Subject to the Board's compliance with its fiduciary duties pursuant to Section 6.2(a) hereof, the Consent Solicitation Statement shall include the recommendation in favor of approval and adoption of this Agreement by those members of the Board who actually voted in favor therefor. Buyer shall have the right to review the Consent Solicitation Statement before it is filed with the SEC.

SECTION 6.10. CHARTER AMENDMENT. Prior to the Effective Time, the Board shall
(a) approve and adopt the amendment of Article Fourth of the Company's Certificate of Incorporation so that such Article Fourth shall read in its entirety as set forth on Exhibit "A" attached hereto (the "Charter Amendment");
(b) resolve to recommend approval and adoption of the Charter Amendment by the stockholders of the Company; (c) cause the inclusion of necessary disclosures with respect to the Charter Amendment in the Consent Solicitation Statement; and
(d) subject to the satisfaction or, if permissible, waiver of the conditions set forth in Articles VII, VIII and IX hereof, and further subject to stockholder approval of the Charter Amendment and the Merger, cause the Charter Amendment to be effected by filing a certificate of amendment with the Delaware Secretary of State immediately prior to the filing of the Certificate of Merger.

SECTION 6.11. EMPLOYMENT AGREEMENTS. (a) Parent shall cause the Surviving Corporation to perform (i) the "Stay Bonus" Agreements, dated June 28, 1996 (as may be amended by the Extension Agreements), between the Company and each of Nitin Parikh, James Glenny, Chris McGinley, John Treiman, Robert Genest, Shirli Sumida, Chuck Gann, Alan Matuny, Kevin Townson, Geric Johnson, Susan

Norris and Dennis Warden; (ii) the Employment Agreement, dated as of April 19, 1996, between the Company and John Hatfield; and (iii) the Townson Agreements.

         (b) Notwithstanding anything to the contrary in this Agreement, any claim or controversy arising out of or relating to the agreements referred to in
Section 6.11(a) hereof shall be settled exclusively by arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The prevailing party shall be entitled to recover its actual attorneys' fees and other costs incurred in any such action or proceeding.

         (c) The persons referenced in Section 6.11(a) hereof who are not parties to this Agreement are intended to be third party beneficiaries of this Agreement.

SECTION 6.12. PARENT CAPITAL CONTRIBUTION. Prior to the Effective Time, Parent shall not declare, set aside or pay any cash dividend or other cash distribution, or, except for the payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement, otherwise use, transfer, convey or dispose of all or any part of the Parent Capital Contribution or enter into any agreement (whether written or oral) to do any of the foregoing. In the event this Agreement is terminated by the Company pursuant to Section 10.3 hereof and such termination entitles the Company to payment under Section 10.6(b) hereof, Parent shall, until the earlier of the date when such payment is made and the date which is six (6) months following the Closing, at all times have cash and cash equivalents in an aggregate amount of not less than Five Hundred Thousand Dollars ($500,000).

SECTION 6.13. CASH AND CASH EQUIVALENT. At the close of business on June 28, 1997, the Company and its subsidiaries will have on a consolidated basis cash and cash equivalents in an aggregate amount of not less than Ten Million Dollars ($10,000,000) (the "Cash Target"). The Cash Target shall be measured without taking into effect payment of any of the following: (i) any fees and expenses incurred by the Company in connection with this Agreement and the Merger, and
(ii) payment of the premium for the New D&O Insurance Policy.


                                   ARTICLE VII
           CONDITIONS TO OBLIGATIONS OF THE COMPANY, PARENT AND BUYER

         The obligations of the parties to effect the Merger shall be subject to the satisfaction or, if permissible, waiver at or prior to the Effective Time of each of the following conditions:

SECTION 7.1. STOCKHOLDER APPROVAL. The holders of a majority of each class of Shares entitled to vote thereon shall have approved and adopted this Agreement in accordance with the DGCL and the rules and regulations of the New York Stock Exchange.

SECTION 7.2. NO LEGAL IMPEDIMENTS. No statute, rule or regulation shall have been promulgated, enacted, entered or enforced, and no other legally binding, final and nonappealable action shall have been taken, by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency of competent jurisdiction or by any court or tribunal of competent jurisdiction, domestic, foreign or supranational, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

SECTION 7.3. MAILING OF CONSENT SOLICITATION STATEMENT. At least twenty (20) business days shall have elapsed since the mailing of the Consent Solicitation Statement to Company stockholders, as required by Rule 14a-101 under the Exchange Act.


                                  ARTICLE VIII
                          CONDITIONS TO THE OBLIGATIONS
                               OF PARENT AND BUYER

         The obligations of Parent and Buyer to effect the Merger shall be subject to the satisfaction by the Company or, if permissible, waiver by Parent and Buyer at or prior to the Effective Time of each of the following conditions:

SECTION 8.1. DISSENTING SHARES. The number of Shares voted against the Merger shall not exceed thirty percent (30%) of either class of the outstanding Shares.

SECTION 8.2. CHARTER AMENDMENT. The Charter Amendment shall have been adopted and approved by all requisite action of the Board and the Company's stockholders, and shall have been duly filed with the Delaware Secretary of State.

SECTION 8.3. COMPLIANCE WITH COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

SECTION 8.4. THIRD PARTY CONSENTS. The Company shall have obtained, or Parent and Buyer shall have waived, the consent of any third parties the consent of whom is required under any agreement, contract or license, other than a real property lease, to which the Company is a party or by which the Company is bound or licensed for the consummation of the Merger and the transactions contemplated by this Agreement and as to whom failure to obtain such consent would have a Company Material Adverse Effect or a material adverse effect on the Merger.


                                   ARTICLE IX
                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

         The obligations of the Company to effect the Merger shall be subject to the satisfaction by Parent and/or Buyer, as the case may be, or, if permissible, waiver by the Company at or prior to the Effective Time of each of the following conditions:

SECTION 9.1. FINANCES. Parent shall have received contributions to its capital in an aggregate amount equal to Seventeen Million Dollars ($17,000,000), and the Loan Agreements shall have remained in full force and effect and shall not have been amended, modified or otherwise supplemented in any material respect since the date hereof.

SECTION 9.2. NEW D&O INSURANCE POLICY. The premium for the New D&O Insurance Policy shall have been paid in full and be non-cancelable.

SECTION 9.3. COMPLIANCE WITH COVENANTS. Each of Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.


                                    ARTICLE X
                           TERMINATION AND ABANDONMENT

SECTION 10.1. TERMINATION. This Agreement may be terminated (and the Merger contemplated hereby may be abandoned) notwithstanding approval thereof by the stockholders of the Company at any time prior to the Effective Time: (a) by mutual written consent of Parent, Buyer and the Company; (b) by any party if, without any material breach by such terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before 5:00 p.m. (Los Angeles time) on the fortieth (40th) business day after the date when the Consent Solicitation Statement is mailed to the Company's stockholders (the "Merger Deadline"), which date may be extended by mutual written consent of the parties hereto; or (c) by Parent, Buyer or the Company if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree or ruling.

SECTION 10.2. TERMINATION BY PARENT OR BUYER. This Agreement may be terminated and the Merger may be abandoned by Parent or Buyer prior to the Effective Time if (a) the representations or warranties of the Company contained in this Agreement are not true and correct at and as of any date prior to the Effective Time as if made at and as of such time, except for (i) failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business or financial condition of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"), (ii) failures to comply as are capable of being and are cured (other than by mere disclosure of the breach) within five (5) days after written notice from Parent or Buyer to the Company of such failure, or (iii) representations and warranties which speak as of a specified date which were true and correct in all material respects as of such specified date; (b) the Company has failed to comply with its covenants under this Agreement, except for (i) failures to so comply as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or (ii) failures to comply as are capable of being and are cured within five (5) days after written notice from Parent or Buyer to the Company of such failure; (c) the conditions specified in Articles VII and VIII to be satisfied by the Company shall not have been satisfied by the Company or waived by Parent and Buyer prior to the Merger Deadline; (d) Credit Agricole Indosuez shall fail to fund the Merger pursuant to the Loan Agreements; (e) the Board shall (i) withdraw its recommendation or approval in respect of this Agreement or the Merger or (ii) modify or change its recommendation or approval in respect of this Agreement or the Merger in a manner materially adverse to Parent or Buyer; or (f) the Board shall have approved any proposal other than by Parent and Buyer in respect of an Acquisition Transaction.

SECTION 10.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned by the Company notwithstanding approval thereof by the stockholders of the Company at any time prior to the Effective Time if (a) the representations and warranties of Parent or Buyer contained in this Agreement are not true and correct at and as of any date prior to the Effective Time as if made at and as of such time, except for (i) failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business or financial condition of Parent or Buyer (a "Buyer Material Adverse Effect"), (ii) failures to comply as are capable of being and are cured (other than by mere disclosure of the breach) within five (5) days after written notice from the Company to Parent or Buyer of such failure, or (iii) representations and warranties which speak as of a specified date which were true and correct in all material respects as of such specified date; (b) Parent or Buyer has failed to comply with its covenants under this Agreement, except for (i) failures to so comply as could not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect; or (ii) failures to comply as are capable of being and are cured within (5) days after written notice from the Company to Parent or Buyer of such failure; (c) the conditions in Articles VII and IX to be satisfied by the Buyer or Parent shall not have been satisfied by the Buyer or Parent or waived by the Company prior to the Merger Deadline; or
(d) the Board shall have approved any proposal other than by Parent and Buyer in respect of an Acquisition Transaction.

SECTION 10.4. PROCEDURE FOR TERMINATION. In the event of termination and abandonment of the Merger by Parent, Buyer or the Company pursuant to this
Article X, written notice thereof shall be given by the terminating party to the other parties.

SECTION 10.5. EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to and in accordance with this Article X, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except as provided in Sections 6.3(b) and 6.7 hereof (which Sections shall survive any termination of this Agreement), without liability on the part of any party hereto or its affiliates, directors, officers or stockholders except as provided in Sections 10.6 and 10.7 hereof, and each of the parties hereto hereby waives and releases any other claim which may otherwise exist upon such termination.

SECTION 10.6. TERMINATION FEE.

         (a) Termination by Parent or Buyer. In the event this Agreement is terminated by Parent or Buyer pursuant to Section 10.2(a) or 10.2(b) hereof, where the failure giving rise to such right of termination shall have been caused in whole or in material part by any action or inaction within the control of the Company or any subsidiary of the Company (it being understood that any action or inaction outside the control of the Company or any subsidiary of the Company such as, by way of example only, the filing of a lawsuit against them, shall not come within this Section 10.6(a)), the Company shall promptly pay to the terminating party an amount equal to the actual out-of-pocket fees and expenses reasonably incurred and paid by such terminating party in connection with the Merger and the transactions contemplated by this Agreement, such amount not to exceed $750,000. Notwithstanding anything to the contrary set forth in this Section 10.6(a): (i) in the event that Buyer is entitled to a fee pursuant to Section 10.7 hereof, neither Parent nor Buyer shall be entitled to any fee under this Section 10.6(a), and (ii) under no circumstances shall both Parent and Buyer be entitled to a fee pursuant to this Section 10.6(a).

         (b) Termination by Company. In the event this Agreement is terminated by the Company (i) pursuant to Section 10.3(a) or 10.3(b) hereof, where the failure giving rise to such right of termination shall have been caused in whole or in material part by any action or inaction within the control of Buyer or Parent (it being understood that any action or inaction outside the control of Buyer or Parent shall not come within this Section 10.6(b)), or (ii) pursuant to
Section 10.3(c) hereof (but only where such termination is due to the failure of the condition set forth in Section 9.1 hereof), Parent shall promptly pay to the Company an amount equal to the actual out-of-pocket fees and expenses reasonably incurred by the Company in connection with the Merger and the transactions contemplated by this Agreement, such amount not to exceed $500,000.

SECTION 10.7.  TOPPING FEE.

         (a) In the event this Agreement is terminated by Parent or Buyer pursuant to Section 10.2(e) or 10.2(f) hereof, or by the Company pursuant to
Section 10.3(d) hereof, the Company shall pay to Buyer the sum of One Million Eight Hundred Thousand Dollars ($1,800,000) as compensation for lost opportunities and reimbursement for out-of-pocket expenses.

         (b) In the event this Agreement is terminated by Parent or Buyer pursuant to Section 10.2(c) hereof (but only where such termination is due to the failure of the condition set forth in Section 7.1 hereof), the Company shall pay to Buyer the greater of (i) the sum of Seven Hundred Fifty Thousand Dollars ($750,000), and (ii) the actual out-of-pocket fees and expenses incurred and paid by Buyer and Parent in connection with the Merger and the transactions contemplated by this Agreement, such amount not to exceed One Million Dollars ($1,000,000), in either case, as compensation for lost opportunities and reimbursement for out-of-pocket expenses.

SECTION 10.8. REMEDIES. Each party hereto hereby agrees that the sole and exclusive remedy of such party arising out of, resulting from, in connection with or relating to, directly or indirectly, another party's material breach, default or failure in performance of any of such other party's covenants, agreements, representations or warranties occurring prior to the Effective Time, shall be termination of this Agreement pursuant to this Article X, and receipt of a fee pursuant to Section 10.6 or 10.7 hereof, if applicable.

                                   ARTICLE XI
                                  MISCELLANEOUS

SECTION 11.1. AMENDMENT AND MODIFICATION. At any time prior to the Effective Time, subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Parent, Buyer and the Company with respect to any of the terms contained herein.

SECTION 11.2. WAIVER. At any time prior to the Effective Time, Parent and Buyer, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of each party.

SECTION 11.3. SURVIVABILITY; INVESTIGATIONS. The respective representations and warranties of Parent, Buyer and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time
(i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

SECTION 11.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next day delivery.

          (a) if to the Company,
              to:                   Frederick's of Hollywood, Inc.
                                    6608 Hollywood Blvd.
                                    Los Angeles, California  90028
                                    Attention: George W. Townson
                                    Fax No.: (213) 463-8847
             with a copy to:        Loeb & Loeb LLP
                                    1000 Wilshire Blvd., Suite 1800
                                    Los Angeles, California 90017
                                    Attention: Kenneth R. Benbassat, Esq.
                                    Fax No.:  (213) 688-3460

         (b) if to Parent
             or Buyer, to:          Royalty Corporation
                                    c/o D'Ancona & Pflaum
                                    30 North LaSalle St., Suite 2900
                                    Chicago, Illinois 60602
                                    Attention:  Suzanne L. Saxman, Esq.
                                    Fax No.:  (312) 580-0923

SECTION 11.5. ASSIGNMENT. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, provided that Buyer may assign its rights and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment will relieve any party of its obligations under this Agreement. This Agreement, except for the provisions of Sections 2.3, 3.2, 6.8 and 6.11 hereof (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

SECTION 11.6. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

SECTION 11.7. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

SECTION 11.8. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation or any other person of which a majority of the equity interests therein are, directly or indirectly, owned by such specified corporation; (iii) the term "including" and words of similar import shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified; and (iv) the term "to the Company's knowledge" (or words of similar import) shall mean to the knowledge of the Board or any executive officer of the Company.

SECTION 11.9. ENTIRE AGREEMENT. This Agreement and the Disclosure Letter and the exhibits and schedules hereto (which are incorporated herein by this reference) embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no representations, promises, warranties, covenants or undertakings in respect of such subject matter, other than those expressly set forth or referred to herein and therein.
                                      *****

IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

COMPANY:                                BUYER:

FREDERICK'S OF HOLLYWOOD,               ROYALTY ACQUISITION CORP.
INC.


                                        By:___________________________
By:___________________________
                                        Its:___________________________
Its:___________________________

                                        PARENT:

                                        ROYALTY CORPORATION


                                        By:___________________________

                                        Its:___________________________

                                   EXHIBIT "A"
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         FREDERICK'S OF HOLLYWOOD, INC.

            Frederick's of Hollywood, Inc., a corporation duly organized and existing under the Delaware General Corporation Law (the "Corporation"), does hereby certify:

            FIRST: That Article FOURTH of the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended to delete in its entirety Paragraph (e) of Section 1 of said Article FOURTH.

            SECOND: That said amendment was duly adopted in accordance with
Section 242, and duly approved by written consent in accordance with Section 228, of the Delaware General Corporation Law.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this ____ day of ___________, 1997.

                         FREDERICK'S OF HOLLYWOOD, INC.


                         By:
                             ----------------------------------------
                             George W. Townson, President